Exhibit 99.1

                                                                                                              July 15, 2004

The Student Loan Corporation Announces
Second Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $69.7 million ($3.48 basic and diluted earnings per share) for the second quarter of 2004, an increase of $23.6 million (51%), compared to net income of $46.1 million ($2.31 basic and diluted earnings per share) for the same period of 2003.

The improvement in net income is attributable to portfolio growth of 10% over the previous twelve months and a decrease of $9.2 million (after taxes) in deferred fee amortization charges related to changes in prospective prepayment speeds for student loan consolidations.

During the twelve month period from June 30, 2003 to June 30, 2004, the Company's student loan assets grew by $2.3 billion (10%) to $24.6 billion. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS disbursements and new CitiAssist Loan commitments totaled $473 million, up $55 million (13%) for the second quarter of 2004 compared to the same period of 2003. These second quarter 2004 disbursements were composed of FFELP Stafford and PLUS disbursements of $369 million, up $41 million (12%), and new CitiAssist Loan commitments of $104 million, up $14 million (15%) compared to the same period last year. Secondary market and other loan procurement activities also added approximately $470 million of FFELP loans to the Company's student loan portfolio during the second quarter of 2004. More than 70% of this secondary market and other loan procurement volume is comprised of FFELP Consolidation Loans.

Net revenue of $143.6 million for the second quarter of 2004 was $37.5 million (35%) higher than net revenue for the same period of 2003. The net interest margin for the second quarter of 2004 was 2.35%, an increase of 41 basis points from 1.94% for the same period of 2003. The net interest margin improvement was primarily attributable to the $9.2 million (after tax) decrease in deferred fee amortization, described above, and increased floor income of $0.6 million (after tax) resulting from the Company's ability to take advantage of favorable funding opportunities. However, as short-term interest rates rise above their present level, the floor income benefit will decline. Floor income is a non-GAAP financial measure that is described in more detail in the Company's 2003 Form 10-K.

The Company's expense ratio (expenses as a percentage of average student loan assets) for the second quarter of 2004 was 49 basis points, an improvement of five basis points from the second quarter 2003 ratio. Operating expenses of $29.3 million for the second quarter of 2004 were $0.3 million (1%) lower than expenses for the same period of 2003, reflecting efficiency improvements.

For the six months ended June 30, 2004, the Company earned $142.5 million ($7.13 basic and diluted earnings per share), an increase of $34.9 million (32%) from $107.6 million ($5.38 basic and diluted earnings per share) for the same period of 2003. The improvement is primarily attributable to increased floor income, portfolio growth and a decrease in accelerated deferred fee amortization charges.

The Company's provision for loan losses for the second quarter of 2004 was $3.1 million, $1.5 million less than the provision for the same quarter of 2003. The decrease was primarily attributable to lower estimates of risk-sharing liabilities as a result of the Company being designated an Exceptional Performer, effective January 1, 2004, and as a result of a number of its loan servicing vendors receiving the Exceptional Performer designation in 2004. The Exceptional Performer designation is granted by the Department of Education in recognition of an exceptional level of performance in servicing federally guaranteed student loans and is described in more detail in the Company's 2003 Annual Report and form 10-K. Recipients of this designation receive 100% reimbursement on all eligible FFELP Program claims filed.

The Company's return on equity for the quarter ended June 30, 2004 increased to 27.5% from 22.1% for the same period of 2003.

The Company's Board of Directors declared a regular quarterly dividend on the Company's common stock of $0.90 per share. The dividend will be paid September 1, 2004 to shareholders of record on August 13, 2004.

The Student Loan Corporation is one of the nation's largest originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Anita Gupta	212-559-0297
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
BALANCE SHEET
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2004	2003	2003
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Student loans	$ 21,080,217	$ 20,285,596	$ 20,226,113
Less: allowance for loan losses	(5,546)	(4,835)	(8,058)
Student loans, net	21,074,671	20,280,761	20,218,055
Loans available for sale	3,497,031	2,939,756	2,049,303
Cash	1,294	476	245
Other assets	491,069	482,913	503,528

Total Assets	$ 25,064,065	$ 23,703,906	$ 22,771,131

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$ 14,938,600	$ 9,973,100	$ 12,739,030
Long-term borrowings	8,700,000	12,350,000	8,750,000
Payable to principal stockholder	4,218	4,897	5,748
Deferred income taxes	152,911	129,376	127,267
Other liabilities	223,675	315,209	294,880

Total Liabilities	24,019,404	22,772,582	21,916,925

Common stock, $0.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	138,903	135,934	135,747
Retained earnings	893,272	786,746	712,974
Accumulated other changes in equity from
nonowner sources	12,286	8,444	5,285

Total Stockholders' Equity	1,044,661	931,324	854,206

Total Liabilities and Stockholders' Equity	$ 25,064,065	$ 23,703,906	$ 22,771,131

AVERAGE STUDENT LOANS	$ 23,955,319	$ 22,274,671	$ 21,739,435
(year-to-date)

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION STATEMENT OF INCOME (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2004 2003	2004 2003
REVENUE
Interest income	$218,524 $207,406	$425,162 $425,566
Interest expense	76,978 100,439	152,564 197,466
Net interest income	141,546 106,967	272,598 228,100
Less: provision for loan losses	(3,061) (4,519)	(5,296) (7,402)
Net interest income after provision for loan losses	138,485 102,448	267,302 220,698
Fee and other income	5,159 3,718	19,205 8,922
Total revenue, net	143,644 106,166	286,507 229,620

OPERATING EXPENSES
Salaries and employee benefits	8,466 6,984	15,976 13,899
Other expenses	20,836 22,587	42,080 41,583
Total operating expenses	29,302 29,571	58,056 55,482
Income before income taxes	114,342 76,595	228,451 174,138
Income taxes	44,676 30,490	85,925 66,506
NET INCOME	$69,666 $46,105	$142,526 $107,632

DIVIDENDS DECLARED	$18,000 $15,400	$36,000 $30,800

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 3.48 $ 2.31	$ 7.13 $ 5.38

DIVIDENDS DECLARED PER COMMON SHARE	$ 0.90 $ 0.77	$ 1.80 $ 1.54

OPERATING RATIOS
Net interest margin	2.35% 1.94%	2.29% 2.12%
Operating expense as a percentage of average student	0.49% 0.54%	0.49% 0.51%
loans
Return on Equity	27.54% 22.09%	29.00% 26.72%

Certain prior period balances have been reclassified to conform to the current period's presentation.